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                          CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Supplement No. 1 to the Multi-Market Radio, Inc. Merger Proxy/Prospectus (the "Supplement") which is incorporated by reference in, and attached to, the Form 8-K to be filed on or about October 30, 1996 and incorporated by reference in Form S-3 (No. 33-74526), and to the inclusion in the Supplement and the incorporation by reference in said Form S-3 of our report dated March 6, 1996 with respect to the financial statements of Texas Coast Broadcasters, Inc. at December 31, 1995 and 1994 and for the years then ended.

                                /s/ Mohle, Adams, Till, Guidry & Wallace, L.L.P.
                                ------------------------------------------------
                                    Mohle, Adams, Till, Guidry & Wallace, L.L.P.
Houston, Texas
October 30, 1996